UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2005

PSS WORLD MEDICAL, INC.
(Exact name of Registrant as specified in its charter)

Commission File Number: 0-23832

Florida	59-2280364

(State or other jurisdiction	(IRS Employer
incorporation or organization)	Identification Number)

4345 Southpoint Blvd
Jacksonville, Florida	32216
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area	(904) 332-3000
code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a — 12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

PSS World Medical, Inc. and its subsidiaries (collectively, the “Company”) entered into the sixth amendment (“Sixth Amendment”) to the Amended and Restated Credit Agreement (the “Credit Agreement”) for its revolving line of credit, originally dated May 20, 2003, with the lenders party to the Credit Agreement, and Bank of America, N.A., as agent for the lenders. The Sixth Amendment dated June 30, 2005 is attached as Exhibit 99.1 and incorporated herein by reference.

The Sixth Amendment includes, among other things, the following terms:

  Extends the Credit Agreement maturity to June 30, 2010;
  Allows the Company, at its option, to increase the size of the facility by up to $50 million so long as the maximum size of the facility does not exceed $250 million;
  Changes the calculation method of the borrowing base by increasing the advance rates on eligible accounts receivable and inventory and removes a minimum reserve requirement;
  Effectively reduces interest rates by changing the method for determining applicable interest rates from a leverage ratio of funded debt to earnings before interest, income taxes, depreciation, and amortization to the calculation of the availability of borrowings under the facility; and
  Removes covenant restrictions for acquisitions, restricted investments, capital expenditures, share repurchase, debt repurchase, and issuance of additional debt so long as availability to borrow under the facility is greater than $50 million.

Item 9.01.   Financial Statements and Exhibits.

(a) Not Applicable.

(b) Not Applicable.

(c) Exhibits:

Exhibit Number	Description

99.1	Sixth Amendment to the Credit Agreement, dated as of June 30, 2005, among the Company, each of the Company’s subsidiaries therein named, the lenders party to the amendment, and Bank of America, N.A., as agent for the lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 7, 2005

PSS WORLD MEDICAL, INC.

By: /s/ David M. Bronson Name: David M. Bronson Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

99.1	Sixth Amendment to the Credit Agreement, dated as of June 30, 2005, among the Company, each of the Company’s subsidiaries therein named, the lenders party to the amendment, and Bank of America, N.A., as agent for the lenders.